Exhibit 99.1

FROM:	KENNAMETAL INC.
P.O. Box 231
Latrobe, PA 15650

Investor Relations
724-539-6141
Contact: Beth A. Riley

Media Relations
724-539-4618
Contact: Joy Chandler

DATE:	December 6, 2004

FOR RELEASE:	Immediate

Kennametal Inc. Institutes Search for New CFO

Latrobe, Pa. – December 6, 2004– Kennametal Inc. (NYSE: KMT) today announced that the company has begun a search to replace current Vice President and CFO F. Nicholas Grasberger III who is leaving on December 31, 2004, to join Armstrong Holdings, Inc., parent company of Armstrong World Industries, as senior vice president and chief financial officer. Kennametal has engaged Christian and Timbers to conduct the search for the new CFO.

     “We wish Nick all the best in his new position, and sincerely appreciate his contributions to Kennametal’s success during the almost five years that he has been a part of our leadership team,” commented Kennametal, Chairman, President, and CEO Markos I. Tambakeras. “Timothy Hibbard, our Corporate Controller and Chief Accounting Officer, will oversee financial functions. We have a very solid and experienced talent base in the finance function, and I am therefore confident of continuing smooth operations during our search period and a seamless transition to a new CFO.”

     Kennametal finished its fiscal year 2004 with a sales increase of over 12 percent, to nearly $2 billion and a new company record. Earnings were up over 50 percent, while debt to equity fell to 33 percent—the lowest since 1997. “We also recently reported a very strong first quarter for fiscal year 2005 with record sales up 20 percent, and reported net income of $22.7 million versus $8.8 million in the same quarter last year. We remain confident in the company’s ability to continue delivering strong performance,” Tambakeras added.

     Kennametal Inc. aspires to be the premier tooling solutions supplier in the world with operational excellence throughout the value chain and best-in-class manufacturing and technology. Kennametal strives to deliver superior shareowner value through top-tier financial performance. The company provides customers a broad range of technologically advanced tools, tooling systems and engineering services aimed at improving customers’ manufacturing competitiveness. With about 13,500 employees worldwide, the company’s annual sales approximate $2 billion, with nearly half coming from sales outside the United States. Kennametal is a five-time winner of the GM “Supplier of the Year” award and is represented in more than 60 countries. Kennametal operations in Europe are headquartered in Fürth, Germany. Kennametal Asia Pacific operations are headquartered in Singapore. For more information, visit the company’s web site at www.kennametal.com.